Exhibit 4.25

Enterprise self-help loan business quota contract

No.: 120DFP20230330ED291

Important note:

Dear customer, in order to protect your rights and interests, please read the full text of this contract carefully before signing this contract, especially the bold terms. If you have any doubt, please ask us to explain it in time. If you / your company still have questions or uncertainties, please consult you / your lawyer and relevant professionals.

Credit provider: China Merchants Bank Co., Ltd Guangzhou branch (Hereinafter referred to as Party A)

Credit Grant Applicant: Guangzhou Shuzhi Communication Culture Co., LTD (Unified social credit code: [*] hereinafter referred to as Party B) in view of:

1. Party A and Party B have signed the serial number of / Under the Credit Grant Agreement, Party B shall apply to Party A for the credit line under the above Credit extension Agreement (the maximum amount not exceeding / currency / RMB) for online self-service loan business (for this amount, both parties agree to apply the provisions of the Credit extension Agreement).perhaps

2. Party B applies for the online self-service loan business to Party A, and Party A agrees to apply for it after examination and approval In March, 2023 On the 30th to March 29, 2024 During the credit period the people currency 2700000.00 Yuan whole The credit line (including equivalent to other currencies) is used for online self-service loans.

Party A and Party B hereby enter into this contract to agree on the online self-service loan business.

The details of this contract are as follows:

1. Online self-service loan business in this contract, refers to party b opened party a online “enterprise bank” (hereinafter referred to as the “enterprise net silver”) / enterprise mobile service platform (hereinafter referred to as the “enterprise APP”) and other system related functions, during the period of credit and credit, through the enterprise net silver / enterprise APP party a guest platform self-service application, self-help loans provided by party a, and return loan business.

2. The line of credit under this contract is R cycle limit / ☐ one-time limit.

During the credit granting period, Party B shall apply for Party A’s customer platform through Party A’s online “Enterprise Bank” / Enterprise APP system, and the self-service loan business approved by Party A shall automatically occupy the credit line hereunder this Contract.

3. Credit during more than a year, party a has the right to credit during according to the macroeconomic situation, external market situation, party b’s credit and / or credit guarantee conditions change regularly to review the credit line, and according to the audit results of the unilateral independent decision to stop the use of credit line and / or adjust the credit line amount.

4. Use and term of the loan

4.1 Self-service loans under this Contract can only be used for Temporary liquidity turnover. Without the written consent of Party A, Party B shall not use it for other purposes.

4.2 The term of each self-help loan is the longest 12 Month, and no extension.

5. Loan interest rate and interest rate

5.1 under this agreement of any loan annualized rate by party b in the corresponding withdrawal application and confirmed after the approval of party a, party a shall have the right to combine its internal management requirements and party b’s business comprehensive consideration whether to agree, and shall have the right to unilaterally refused to party b’s application without assuming any form of legal responsibility to party b. If Party A approves, if the withdrawal application is inconsistent with the loan IOU or the record of Party A’s system, the loan IOU or the record of Party A’s system shall prevail.

5.1.1 During the term of the credit line, the interest rate of any loan business under this Contract is fixed interest rate, that is, once the execution rate of each business is determined, it will not be adjusted during the duration of the business.

5.1.2 The interest rate of each business during the contract period shall be determined by:

For each business within the validity period of the quota, the quoted interest rate of the one-year loan market (LPR) announced by the National Interbank Lending Center shall be the benchmark interest rate, with þ plus / o minus 128 Basic points (BPs).

Party A shall have the right to adjust the benchmark interest rate or interest rate pricing method regularly or irregularly according to the changes in relevant national policies, domestic and foreign markets or the changes in Party A’s own credit policies. Such adjustment from party a notify party b (notice in party a outlets or China merchants bank website announcement, or to party b in this contract reserved any contact address / way to send notice), party b new extraction related loans, and paid before the specific benchmark interest rates and / or basic point in accordance with party a’s notice. If Party B does not accept the adjustment, it may repay the payment in advance, otherwise it shall be deemed to be subject to the notice.

5.2 If Party B fails to use the loan as agreed in herein, the penalty rate shall be 100% of the original interest rate from the date of changing the use. The original interest rate refers to the interest rate applicable before the loan is changed.

If Party B fails to repay the loan on time, the overdue interest (penalty interest) shall be charged on the basis of the original interest rate (the overdue loan interest rate) from the overdue part. The original interest rate refers to the maturity date of the loan The applicable interest rate before (including advance maturity date) (if a floating rate, then the last floating period before the loan maturity date (including advanced maturity date)).

If the loan is overdue and not used according to the purpose agreed in the contract, the interest shall be calculated at the higher rate in the above provisions.

5.3 During the loan period, if the provisions of the People’s Bank of China adjust the loan interest rate, the relevant provisions of the People’s Bank of China shall be implemented.

5.4 If the maturity date of any loan is a holiday, the loan will be automatically extended to the maturity of the first working day after the holiday, and the interest shall be calculated according to the actual number of days occupied by the loan funds.

5.5 Party B shall pay the interest on each day of interest payment, and Party A may directly deduct the interest payable from any account of Party B in China Merchants Bank. If the last repayment date of the loan principal is not an interest calculation date, the last repayment date of the loan principal shall be the interest payment date, on which the borrower shall pay all the interest payable on the loan principal corresponding to the loan principal. If Party B fails to pay the interest on time, the party shall calculate the unpaid interest (including penalty interest) according to the overdue loan interest rate stipulated in this Article.

5.6 If not otherwise stated, the loan interest rate under this Contract shall be calculated by the single interest method.

6. Guarantee terms

6.1 All debts owed by Party B to Party A hereunder shall be provided with joint and several guarantee or property guarantee provided by Party B or a third party recognized by Party A, and the guarantor shall issue or sign the corresponding guarantee text as required by Party A.

6.2, in the guarantor for all debts owed to party a under this contract, if party b know the collateral has or may be included in the government demolition, collection plan, shall immediately inform party a, and urge the mortgagor according to the mortgage contract to the mortgage party to provide compensation for party b debt and complete the corresponding guarantee procedures, or provide other measures approved by party a as required by party a.

.36 If the guarantor fails to sign the guarantee text and complete the guarantee procedures according to the provisions (including if the debtor defends the accounts receivable before the pledge of accounts receivable), Party A has the right to refuse to extend the loan to Party B.

7. Rights and Obligations of Party B

.17 Party B shall enjoy the following rights:

7.1.1 Have the right to withdraw and use all the loans as agreed herein;

7.1.2 After obtaining the consent of Party A, it shall have the right to transfer the debts to a third party.

7.2 Party B shall undertake the following obligations:

7.2.1 shall truthfully provide the documents required by party a (including but not limited to the requirements of party a, provide the real financial books / statements and annual financial reports, production, operation and management, withdrawals, data, collateral related data, etc.), and all bank, accounts and deposit and loan balance, and cooperate with party a’s investigation, review and inspection;

7.2.2 Party A shall accept party A’s supervision over its use of credit funds, related production, operation and financial activities, and timely take reasonable measures against Party A’s suggestions or requirements;

7.2.3 The loan shall be used according to the purpose agreed herein and shall comply with party A’s requirements for the payment management of loan funds;

7.2.4 The principal and interest of the loan shall be repaid on time as agreed herein;

7.2.5 If the debts hereunder are transferred in whole or in part to a third party, the written consent of Party A shall be obtained;

7.2.6 In case of the following circumstances, Party B shall immediately notify Party A and cooperate with Party A to implement the guarantee measures for the repayment of the loan principal and interest and all other expenses hereunder in full on schedule as required by Party A:

7.2.6.1 Major financial loss, asset loss or other financial crisis occurs;

7.2.6.2 Providing loans or guarantees for the benefit of or protecting a third party from losses, or Owned property ( rights) ( or all property / rights of the actual controller or other related parties) to provide offset ( pledge) guarantee;

7.2.6.3 Decline of credit status and weakened profitability of the main business;

7.2.6.4 Business suspension, revocation or cancellation of business license, application or application for bankruptcy, dissolution, or change of important enterprise information (such as enterprise name, registered address, place of business, beneficial owner, etc.); or change of controlling shareholder / actual controller of the borrower;

7.2.6.5 The controlling shareholder, the actual controller and other affiliated companies have a major crisis in the operation or financial aspects, which affects their normal operation;

7.2.6.6 and its controlling shareholders and other affiliated companies, the actual controllers amount between party b net worth more than 10% of major related transactions (party b’s notice should at least cover the association of the parties, transaction project and transaction nature, the amount or the corresponding proportion, pricing policy (including no amount or only symbolic amount of transaction), etc);

7.2.6.7 Any litigation, arbitration or criminal or administrative penalty that has significant adverse consequences on its operation or property condition;

7.2.6.8 The legal representative, director or important senior management personnel of the borrower has personnel changes, or is restricted by the state authority due to violation of law or discipline, or is missing for more than 7 days, which may affect its normal operation;

.97.2.6 Party B or its actual controller has large private usury behavior; or bad records of borrowing new and old, overdue and overdue interest in other banks; or the internal capital chain of Party B’s affiliated enterprises breaks, debt crisis; or Party B’s project suspension, delay or major investment error;

.107.2.6 The occurrence of other major matters that may affect its solvency;

7.2.7 They shall not delay in managing and pursuing its due claims, or dispose of the existing main property in free or other inappropriate means.

7.2.8 Party B shall first obtain the written consent of Party A before conducting merger, division, reorganization, joint venture (cooperation), property right transfer, joint-stock reform, foreign investment, substantial increase in debt financing and other major matters.

7.2.9 Party B shall guarantee that the settlement, payment and other income and expenditure activities shall mainly carry out in the bank settlement account opened by party B in Party A. During the loan period, Party B’s share of the settlement transaction in the designated account shall be at least not less than party B’s financing amount in Party A

Its share of financing in all of the banks.

7.2.10 Party B shall select Party A (select “ ” in☐ according to the actual situation):

☐ Insurance against its core assets and designate Party A as the first beneficiary;

R shall not sell or mortgage the assets designated by Party A before the settlement of the loan;

☐ During the duration of the loan, the proportion of dividends to its shareholders shall be restricted as follows according to the requirements of Party A: /

☐ other: / 7.2.11 Party B shall strictly abide by applicable anti-money laundering laws, regulations, rules and regulations and shall not take use of this business

With or intervene in money laundering, terrorist financing, tax evasion and other illegal activities, actively cooperate with the use of loan funds inspection and related anti-money laundering investigation.

7.2.12 Party B shall not apply for a loan or change into a real estate enterprise during the term of a loan and loan business Local government credit granting main enterprises or illegal new hidden debts of local governments.

8. Rights and Obligations of Party A

8.1 Party A shall enjoy the following rights

8.1.1 Party B shall have the right to require Party B to repay the principal and interest of the loan in full amount on schedule;

8.1.2 Right to request Party B to provide materials related to the loan;

.1.38. Have the right to understand Party B’s production and operation and financial activities;

8.1.4 Party B shall have the right to supervise the use of the loan according to the purposes agreed herein;

8.1.5 Party B shall have the right to supervise the account opened by Party B in Party A and entrust other institutions of China Merchants Bank other than Party A to supervise Party B’s account, And control the payment of the loan funds in accordance with the purpose and payment scope of the loan agreed upon by both parties; To have the right to freeze the loan funds used by Party B, And check the payment object (including the anti-money laundering situation of the payment object), the loan purpose, the summary, etc., If Party B meets the requirements of Party A for the loan funds, The Party A shall unfreeze the required payment of the loan funds; Enterprise e-banking / mobile terminal with the right to unilaterally suspend or restrict Party B’s account when business needs (including but not limited to enterprise APP, The same below) / other online functions (including but not limited to the closure of enterprise e-banking / mobile terminal / other online functions, List of preset payment objects / single payment limit / stage payment limit, etc.) and other electronic payment channels, Limit the sale of settlement vouchers, Or restrict the counter payment and transfer of Party B’s account, As well as telephone banking, mobile banking and other non-counter channels of payment and exchange function; Judging that Party B’s credit ability is weakened according to relevant information, Party A has the right to restrict Party B from drawing the financing funds or require Party B to repay in advance.

8.1.6 Party B shall have the right to directly transfer the loan principal and interest and other related expenses from Party B in any account of China Merchants Bank;

8.1.7 Party B shall have the right to transfer the creditor’s rights against Party B, and shall have the right to notify Party B in such ways as it thinks appropriate, including but not limited to fax, mail, special service, announcement on public media, etc. of the transfer and collection from Party B;

8.1.8 In the Buyer’s Credit the Seller’s interest payment business and the Seller’s credit Buyer’s interest payment business, Party A shall have the right to refuse to extend loans to Party B before receiving the Interest Commitment Letter submitted by the Seller / Buyer;

8.1.9 Party B has the right to recover the loan in advance according to the withdrawal of party B’s funds;

8.1.10 If Party B fails to perform the obligations stipulated herein, Party A shall have the right to take measures according to the provisions hereof;

8.1.11 Party A shall have the right to unilaterally adjust the credit line provided to Party B, including but not limited to (lower, increase, suspend or terminate).

8.1.12 Other rights as provided for in this Contract.

.28 Party A shall undertake the following obligations:

.18.2 Provide loans to Party B according to the conditions stipulated herein;

8.2.2 Party B’s financial, production and operation shall be kept confidential, except as otherwise stipulated by laws and regulations, otherwise required by regulatory authorities or provided to Party A’s superior or subordinate institutions, external audit, accountants, lawyers and other professional institutions that undertake equal confidentiality obligations.

9. Party B specifically warrants the following matters

9.1 Party B is formally established and legally existing in accordance with The laws of China, an entity with legal person status and full capacity for civil conduct to sign and perform this Contract;

9.2 The signing and performance of this Contract has been fully authorized by the Board of Directors or any other competent agency, and this Contract shall be legally and effectively binding on Party B from the date of signing;

9.3 The loan items and the loan items meet the requirements of laws and regulations, the loans are not used for fixed assets, equity investment, not used for speculation of negotiable securities, futures and real estate; not used for mutual borrowing to obtain illegal income; not used for the state prohibited production and operation; not used for other purposes than specified in this Contract;

9.4 Party B needs to use the enterprise e-banking / mobile terminal for loan payment, and Party B shall be obliged to accept the restrictions made by Party A on the enterprise e-banking / mobile terminal, including the preset payment object list, single payment limit, stage payment limit and so on;

9.5 The documents, materials and vouchers provided by Party B, guarantor, mortgage (pledge) and mortgage (pledge) provided by Party B are true, accurate, complete and effective, and do not contain any material errors inconsistent with the facts or omit any material facts;

9.6 At the time of signing this Contract, there is no litigation, arbitration or criminal or administrative penalty causing material adverse consequences on Party B or Party B’s main property, and no such litigation, arbitration or criminal or administrative penalty will occur during the execution of this Contract. In case of this, Party B shall immediately notify Party A;

9.7 In business activities, strictly abide by national laws and regulations, carry out various business in strict accordance with the business scope stipulated in Party B’s Business License of Enterprise Legal Person, and handle the registration of the enterprise (legal person), the annual report of the enterprise and the extension / extension of the business period on time;

9.8 Maintain or improve the existing operation and management level, ensure the maintenance and appreciation of the existing assets, never give up any due creditor’s rights, nor dispose of the existing main property without compensation or other improper means;

9.9 Party B shall ensure that the financial indicators of the loan are not lower than the following requirements: /

9.10 Party B guarantees the performance under the contract, and shall promptly notify Party A and have the right to suspend the signing of the new contract or handle new withdrawals; Party B guarantees that the sum of the outstanding principal balance and the risk-weighted balance of Party B, and the risks exceeding the cross-border financing risk-weighted balance of Party B shall be borne by Party B;

9.11 When signing this Contract, Party B has not had any major event affecting the performance of Party B’s obligations hereunder.

10. Borrowing money and using money

10.1 The payment of Party B’s loan funds hereunder can only be completed through Party A’s enterprise e-banking / mobile terminal. If the expected loan date selected by Party B is a non-working day, Party A shall review that the system will automatically extend the loan to the next working day after the completion of the approval.

10.1.1 Independent payment

Independent payment is after Party A issues the loan funds to Party B’s account according to Party B’s application, Party B shall independently pay to Party B’s counterparty that meets Party A’s requirements of Party A.

10.1.2 Entrusted Payment

The entrusted payment means that Party A pays the loan funds to Party B’s counterparty through Party B’s account according to Party B’s loan application and payment entrustment.

Party B’s single withdrawal exceeds RMB In the case of RMB 10 million yuan (including, or equivalent foreign currency), or if Party A requires Party B to adopt the entrusted payment method according to the regulatory requirements or for risk control, the entrusted payment method shall be adopted.

10.1.3 After the loan is issued, Party B shall obtain the approval of Party A or make the payment within the scope of the list of counterparty of Party B agreed by Party A. In the later stage, Party A has the right to investigate the payment list, and Party B shall not avoid Party A’s supervision by reversing the check or breaking it into parts.

10.2 For the loan funds by entrusted payment, Party B authorizes Party A to pay to Party B’s account on the day of the loan (or one working day after the loan). If the payment information provided by Party B is inaccurate and incomplete, resulting in delay or failure of fund payment, Party A shall not be liable for any breach or other losses caused to its counterparties. If party B’s account is frozen by the authority before the entrusted payment, or the loan is frozen by the authority after making the payment, please clearly agree on the risk assumption. Party A shall not be liable for party B’s breach or other losses to its counterparties caused thereby.

11. Repayment method

11.1 The principal of the loan hereunder shall be the repayment method of Party B during the loan period One-time repayment 。11.2, Prepayment

11.2.1 Party B may repay part or all in advance to the customer platform through enterprise e-banking / enterprise APP;

11.2.2 Party B may request party A’s counter for repayment in advance, but it shall obtain Party A’s consent. Party B repays in advance, and the interest rate is still calculated according to the provisions of this contract.

12. If this Contract involves entrusting a third party to provide services, the relevant expenses shall be borne by the entrusting party itself. If both parties act as principals, each shall bear 50%. If this Agreement involves Party B’s accident insurance and Party A is the first beneficiary, the relevant insurance expenses shall be borne in the following form (in “□” that the provisions of this article apply).

Select in ☐:

O Party A.

þ Party A and Party B shall share the following proportion: Party A 50

%, second party 50%。

In the case that Party B fails to repay the principal and interest of the loan hereunder and pay the expenses payable on time, party B shall bear all the attorney fees, legal costs, travel expenses, and certificate application for the creditor’s right to be paid by Party B, and Party B authorizes Party A to deduct them directly from its bank account. If there is any deficiency, Party B guarantees to repay the amount after receiving the notice from Party A without any proof provided by Party A.

13. Special loan account

The issuance and external payment of all loan funds under this Contract must be handled through the following account.name in an account book: Guangzhou Shuzhi Communication Culture Co., LTD；

account number: [*]

bank of deposit: China Merchants Bank Co., Ltd. / Guangzhou

Branch / Zhujiang New City Sub-branch 。

14. o This provision shall be used in this article. According to whether to introduce core enterprises for business cooperation, party B’s fund withdrawal account / repayment account should be monitored (calling “ ” in “☐” indicates that the provisions of this article are applicable).

14.1 After the Contract comes into force and before Party B pays off all the loans hereunder, Party A and Party B agree to designate the following accounts as party B’s fund withdrawal account / repayment account (hereinafter referred to as “Fund withdrawal Account”), and the corresponding withdrawal funds under the Contract shall be entered into the fund withdrawal account.

name in an account book: Guangzhou Shuzhi Communication Culture Co., LTD；

account number: [*]

bank of deposit: China Merchants Bank Co., Ltd. / Guangzhou

Branch / Zhujiang New City Sub-branch 。

14.2 Party B knows and agrees that:

14.2.1 The above fund withdrawal account / repayment account is the deposit account opened by Party B in Party A, and the funds entering the account from time to time are used as pledge guarantee for Party B’s repayment of all debts under the Contract; the scope of the pledge guarantee is the sum of the loan (including online self-service loan) and other principal balance of the credit, interest, penalty interest, compound interest, penalty, delay payment, recovery of claims and realization of claims and other related expenses. Party B confirms that the deposit / deduction of the deposit account from time to time and the partial release of the deposit by Party B’s application will not affect the specificity of the deposit. The deposit / deduction of the specific single deposit and the corresponding relationship with the principal debt secured by the deposit shall be subject to the business information / business records kept by Party A. Party B recognizes the authenticity, accuracy and legality of such business information / business records.

14.2.2 Party A shall have the right to request the above fund withdrawal account / repayment account if it is frozen by the competent authority / (Core enterprise) shall transfer its accounts payable to Party B to party A’s internal account of Party A and by itself / (Core enterprise) to confirm the change of fund withdrawal account / repayment account.

14.2.3 Party A shall have the right to recover the loan in advance according to the withdrawal of Party B’s funds, that is, when there is the recovered funds in the account, the loan amount corresponding to the recovered funds shall be deemed to be due in advance, and Party A shall have the right to directly deduct the money from the account to repay the loan;

The recovered funds corresponding to the loan refer to the sales collection of the loan after paying the specific payment due to Party B, or the accounts receivable corresponding to the application for the loan.

14.3 According to the repayment arrangement agreed herein and Party B’s application for repayment in advance (if repayment in advance is allowed), Party A has the right to automatically deduct the funds in Party B’s fund withdrawal account at the end of the repayment day. If the amount of Party B’s fund withdrawal account is insufficient, Party A shall have the right to deduct all the funds in the fund withdrawal account and deduct the rest from party B’s other bank accounts (or entrust other financial institutions to deduct it). If the amount is still insufficient, the remaining unpaid part shall be automatically overdue.

14.4 Party B shall provide the inflow and exit of the above account on a quarterly basis and cooperate with Party A to monitor the relevant accounts and recovered funds.

15. Event of default and handling

.115 In any of the following circumstances, Party B shall be deemed to default:

15.1.1 The relevant representations and warranties hereof are untrue or incomplete, or Party B violates the relevant representations and warranties and fails to correct them immediately as required by Party A;

15.1.2 If Party B fails to withdraw or support the loan in accordance with the provisions of this Contract, fails to repay the initial loan or related interest and expenses as agreed herein, or Party B fails to use the funds collected from the account as required by Party A, or does not accept the supervision of Party A, and fails to correct immediately as required by Party A;

15.1.3 Party B fails material contract under the legal and valid contract signed with other creditors of Party B and fails to solve satisfactory settlement within 3 months from the date of default.

The foregoing material breach means that party B’s breach causes the creditor to claim the amount in RMB 100 More than ten thousand yuan.

15.1.4 Party B spends the loan in the form of “breaking it up into parts” to avoid entrusting Party A to pay the loan funds according to the requirements of this Contract;

15.1.5 Party B fails to perform or violates other obligations hereunder, or Party A reasonably determines that Party B’s credit status declines or other circumstances that may affect the realization of Party A’s creditor’s rights;

15.1.6 Party B’s business activities may bring anti-money laundering or sanctions compliance risks to Party A;

15.1.7 Party B has non-performing loans in Party A or other banks, Party B is overdue in Party A for more than 7 days, Party B or

The legal representative of Party B shall be included in the list of persons subject to enforcement for trust-breaking, and the bank account opened by Party B in Party A shall be frozen by the competent authority;

15.1.8 Party B has other circumstances that Party A has reasonable reasons to think that will affect its legitimate rights and interests.

.215 If any of the following circumstances occurs to the guarantor, Party A considers that the guarantee ability may affect the guarantor, requires the guarantor to exclude the adverse effects caused thereby, or requires Party B to increase or replace the guarantee conditions. If the guarantor or / Party B does not cooperate, the event of default shall be deemed to have occurred:

15.2.1 One of the circumstances similar to those mentioned in Article 7.2.6 or 7.2.7 of this Contract, or the consent of Party A occurs without the circumstances mentioned in Article 7.2.8;

15.2.2 When issuing the irrevocable guarantee, it conceals its actual ability to undertake the guarantee liability, or does not obtain the authorization of the competent authority;

15.2.3 Failing to go through the procedures of registration, annual report and / or extension of business period on time;

15.2.4 Igiling in managing and pursuing the due creditor’s rights, or disposing of the existing main property by free or other improper means;

15.2.5 Violation of any obligation, commitment or declaration in the irrevocable bond signed by it.

15.3 the mortgagor (or pledgor) in any of the following circumstances, Party A considers that the mortgage (or pledge) or insufficient collateral (or pledge), require the mortgagor (or pledgor) to eliminate the resulting adverse effects, or require Party B to increase or replace the guarantee conditions, the mortgagor (or pledgor) or / and party b do not cooperate, is deemed to have occurred:

15.3.1 There is no ownership or disposition of the mortgaged property (or pledge), or a dispute over ownership;

.3.215 collateral (or pledge) not completed mortgage / pledge registration formalities, or have leased, has established residence, sealed up, seized, regulated, existing common / legal prior priority (including but not limited to construction project priority, chattel mortgage priority), has set up the seller ownership reserved priority, the lessor financing lease priority, etc., and / or conceal this has happened;

15.3.3 The mortgagor, without authorization, without the written consent of Party A, transfers, rents, establishes the right of residence, remortgage or dispose of the mortgaged property in any other inappropriate way or establishes any form of right burden, or the proceeds from the disposal of the mortgaged property by Party A are not used to repay the debts owed to Party B to Party A as required by Party A;

15.3.4 The mortgagor fails to properly keep, maintain and repair the mortgaged property, thus significantly derogatory the value of the mortgaged property; or the mortgagor directly endangers the mortgaged property and causes the decrease of the value of the mortgaged property; or the mortgagor fails to insure the mortgaged property as required by Party A during the mortgage period;

15.3.5 The mortgaged property may occur or may be expropriated, demolished, or other matters that affect the value of the mortgaged property or the right of Party A’s mortgage;

15.3.6 The mortgaged property occurs or may have other matters that affect the value of the mortgaged property or the right of Party A’s mortgage.

If the mortgagor uses the mortgage property in China Merchants Bank to provide the residual value mortgage guarantee for the business under this contract, the mortgagor shall settle the personal mortgage loan in advance without the consent of Party A before Party B pays the debts hereunder.

15.3.7 The mortgagor (or the pledgor) breaches any obligation, commitment or declaration in the mortgage contract / pledge contract signed by him.

15.4 In case of any of the above defaults, Party A has the right to take the following measures:

15.4.1 Suspension of unused loans to Party B (including but not limited to termination of party B’s self-service loan withdrawal through enterprise e-banking / enterprise APP, etc.);

.4.215 Collect the principal and interest and related expenses of the loan already issued in advance;

15.4.3 Direct freeze / withhold funds from Party B’s settlement account or other accounts and entrust other institutions of China Merchants Bank to freeze / deduct Party B’s deposits in the institution to pay off all debts of Party B under this Contract, stop opening a new settlement account for Party B and holding a new credit card of Party B’s legal representative;

15.4.4 Party A may also directly require Party B to provide other property acceptable to Party A as new guarantee. If Party B fails to provide new guarantee as required, it shall bear the amount equivalent to the loan hereunder 1 % liquidated damages.

15.4.5 Change of the conditions for the entrusted payment of the loan funds.

.615.4 The recourse shall be made according to this contract.

15.4.7 Submit party B’s breach of contract (breach of regulations) and trust-breaking information to credit investigation agencies, banking associations and regulatory agencies, and have the right to share and even publicize the information among the banking institutions through appropriate means;

15.5 The amount obtained by Party A shall be paid off in the order of expenses, liquidated damages, compound interest, penalty interest, interest and the final loan principal until all the principal and interest and all related expenses are paid off.

In case of multiple outstanding loans issued in installments or at the same time, the money obtained from the recourse shall be repaid in the order of the first date on the maturity date of the loan, and the specific order of repayment of the principal and interest, liquidated damages and expenses of each loan shall be executed in accordance with the provisions of the preceding paragraph.

Party A shall have the right to unilaterally adjust the above repayment order, except as otherwise restricted by laws and regulations.

16. Changes and attachments to the contract. This contract may be modified upon mutual agreement and written agreement between both parties. This contract shall remain valid until the written agreement is reached. Neither party shall make unilateral changes to this Contract without authorization.

17. Other

17.1 Situation change and force majeure

17.1.1 Due to any change of applicable laws or policies Law, Party A shall have the right to terminate this Contract and declare that all the loans already issued are due in advance, and Party B shall repay them immediately as required by Party A.

17.1.2 If Party A performs the loan obligations hereunder due to changes in applicable laws and policy requirements, Party B shall compensate Party A for the new costs as required by Party A.

17.1.3 During the performance of this Agreement, if one or both parties encounter force majeure, the other party shall not be liable for the losses suffered by the other party, but shall be obliged to timely notify the other party and take reasonable measures to prevent the expansion of the losses; otherwise, it shall be obliged to be liable to the other party for the extended losses.

17.2 Reserves of Rights

During the term of this contract, party a to any default or delay of party b, any tolerance, grace or delay the rights or rights, shall not damage, influence or limit all rights and rights, not as party a for any violation of this contract, nor shall not be deemed to abandon the right to act on the existing or future breach.

17.3 Part 1 is invalid

If this Contract is legally invalid or part of the terms are invalid for any reason, Party B shall still perform all repayment obligations. In case of the above circumstances, Party A has the right to terminate this Contract and may immediately recover the principal and interest of the loan and other relevant funds hereunder from Party B.

17.4 Notice

Notices, requirements or other documents of Party A and Party B related to this Agreement shall be sent in written form (including but not limited to letters, fax, E-mail, corporate e-banking / A P P and other electronic platforms, mobile phone SMS or wechat, etc.). Party B confirms the address and method of service as follows:

17.4.1 Party B confirms and agrees to take Party B’s China Merchants Bank Enterprise E-banking / enterprise APP and party B’s contact address, email, fax number, mobile phone number or WeChat ID specified in this Agreement as the address for Party B to serve all commercial documents and legal documents hereunder.

Address of Second floor, No.5, Huasui

Party A:	Road, Tianhe District, Guangzhou city

Unit email address: [*]	Fax number:

Contact mobile phone number: [*] Unit WeChat ID:

Address of Party B:	Room 1101, No.156, South Road, Haizhu District, Guangzhou, Guangdong (Office only)

Unit email address: afc @ cpop.cn	Fax number:

Contact mobile phone number: 13599518650	Unit WeChat ID:

The commercial documents mentioned in this Article mean to commercial documents such as business notice, confirmation, notice of default, notice of early expiration, letter of overdue collection; the legal documents mentioned in this Article include notarial documents and judicial documents (including, but not limitation, petition, petition, petition, evidence, summons, notification, proof, notice of hearing, judgment / award, order, mediation statement, notice of deadline execution, and all judicial documents in the execution stage).

Party A, the sued court and the notary office shall send the service to the service address agreed in the preceding paragraph.

17.4.2 Party B confirms and agrees that if the delivery is delivered by special person (including but not limited to delivery by lawyer / notary, express delivery, etc.), the receipt (if the receipt refuses the delivery, it shall be seven on the date of rejection / return or the date of delivery Day (whichever is earlier) shall be deemed to be served); if submitted by postal mail, it shall be deemed to have been served seven days after delivery; If delivered by fax, email, CMB e-banking / enterprise App (via CMB e- banking / enterprise APP), mobile phone SMS or WeChat, it shall be regarded as the date of delivery on the corresponding system / electronic equipment. If Party A notifies Party B of the transfer of creditor’s rights or collects the claims from Party B by announcement on the public media, it shall be deemed to have been served on the date of announcement.

17.4.3 If Party B changes its contact address, email address, fax number or mobile phone number or wechat account, it shall notify Party A of the changed information in writing within five working days from the date of the change, otherwise, Party A shall have the right to deliver the information according to party B’s original contact address or information. If party B’s contact address or information fails to be delivered, the date of return or seven days after delivery (Whichever is earlier) shall be regarded as the date of delivery. Party B shall bear the possible losses arising therefrom and shall not affect the legal effect of the service.

17.4.4 Party B further agrees that the court may serve the judicial documents to Party B electronically through the China Trial Process Information Network. If the court provides the electronic service of judicial documents according to the aforementioned agreement, the successful date of the National Unified Service Platform shall be regarded as the service date. If the court serves the judicial documents through electronic service, it is not need to serve the paper judicial documents to the contact address of Party B.

17.4.5 The service address and method of service stipulated in this Article shall apply to all stages of the performance of the Contract, the dispute settlement, the arbitration, the court trial (first instance, second instance, retrial) and execution.

17.5 the parties confirm that party a for party b to handle the online self-help loan business specific operation, and involving the guarantee of the operation, can be handled by party a facility any outlets and generate, issue or issue the relevant letter, party a facility network business operation and correspondence shall be regarded as party a, the parties shall recognize and bound by its.

17.6  /

17.7  /

18. Applicable laws and dispute resolution

.118 The conclusion, interpretation and dispute settlement of this Contract shall be governed by the laws of the People’s Republic of China (excluding Hong Kong and Macao Taiwan legislation), the rights and interests of all parties are protected by the laws of the People’s Republic of China.

18.2 Any dispute arising from the performance of this Contract shall be settled by the parties through negotiation. If the negotiation fails, either party shall choose one of the three and choose “      ”):

R 18.2.1 to Party A or the people’s court in the place where China Merchants Bank is located; or

☐ 18.2.2 to the people’s court with jurisdiction at the place where the contract is signed, where the contract is signed, or ☐ 18.2.3 /

(Fill in the name of the arbitration institution here.) Apply for arbitration, and the arbitration place is / 。

18.3 After this Contract has been notarized by the parties of Party A and Party B, Party A may directly apply to the people’s court with jurisdiction for compulsory enforcement in order to recover the due debts owed by Party B under this Contract.

19. Contract signing and effectiveness

19.1 party b login enterprise silver / APP of party a to guest platform, click “have read and agree to sign the contract” is regarded as party b effectively sign this contract, reflects the true meaning of party b, party a received party b click confirm the contract and online system signed the contract, the contract has legal effect for both parties

This Contract shall automatically become invalid on the date when all debts and other related expenses owed to Party A by Party B are paid off.

.219 Party B confirms that it shall use the digital certificate issued by China Financial Certification Center (CFCA) when clicking to sign the Contract through the enterprise e-banking / enterprise APP, and recognizes that the electronic signature generated by the digital certificate is a reliable electronic signature that meets the legal requirements and serves as a legal and valid seal for Party B to sign this Contract.

Party B confirms that it knows and recognizes the CFCA Electronic Certification Business Rules, the CFCA Digital Certificate Service Agreement, and the Safety Tips for the Use of Digital Certificate (published in http://www.cfca.com.cnWebsite) and other relevant documents, agree to be bound by them, and confirm that China Merchants Bank does not need to provide additional printing and retention services for such documents.

.319 party b confirmed in the name of party b in the enterprise net silver / APP of party a to the guest platform user name and password and all operations as party b, thus formation, transmission, storage data messages and business records are in accordance with the provisions of Chinese laws and regulations, constitute the final business between the customer and China merchants bank.

19.4 Party B shall use the digital signature generated in the form of digital certificate as the valid signature for the loan withdrawal and the loan repayment through the enterprise e-banking / enterprise APP. Party B shall grant Party A the right to deduct the principal and interest and fees of the loan in its account and the right to fill in the loan IOU, statement and other business documents according to the amount of the loan. The actual amount, interest rate, term and other basic elements of the loan of each self-service loan shall be subject to the business records kept in the enterprise e-banking / enterprise APP system or the records of the loan IOU and customer statements filled in or printed by Party A. Such records shall constitute an integral part of this Contract, and the parties shall confirm the accuracy, authenticity and legality of such records.

20. o This provision shall be used in this article. According to whether to introduce the core enterprises listed below for business cooperation, Party B shall authorize the information listed below. (Type “ ” in “☐” indicates the application of this article).

Party B agrees and authorizes Party A, and Party A shall report to Party B according to business needs / The company (core enterprise) and its affiliates to obtain / inquire about Party B and / Company (core enterprise) and its associated companies for business information, including but not limited to party b, suppliers, dealers or franchisees, basic, information, purchase order information, inventory information, cost letter, interest, settlement information, invoice information, sales information, accounts receivable information, end consumer sales collection information, etc.

Party B agrees and authorizes Party A that, for business cooperation, Party A may provide party B’s credit business to Party B’s business partner / The Company (core enterprise) and its affiliated companies, including but not limited to: credit granting information, withdrawal information, repayment information, payment collection deposit account number and other information under this business.

Party B’s statement:

All the terms of this contract are fully negotiated by both parties. Party A has drawn party B to the exemption

In addition to or reduce Party A’s liability and other provisions that have significant interests with Party B, and shall explain the above provisions at the request of Party B. Party B has made a comprehensive and accurate understanding of it. The contracting parties have exactly the same understanding of the terms of this contract.

(No text available below)

This contract has been signed by [Guangzhou Shuzhi Communication Culture Co., LTD.] using CFCA electronic signature

This contract has been signed by [China Merchants Bank Co., Ltd. Guangzhou Branch] with CFCA electronic signature

Party A (official seal): China Merchants Bank Co., Ltd Guangzhou branch

Party B (official seal): Guangzhou Shuzhi Communication Culture Co., LTD